As filed with the Securities and Exchange Commission on April 8, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UBS AG
(Exact Name of Registrant as Specified in Its Charter)
Switzerland
(State or Other Jurisdiction of Incorporation or Organization)
98-0186363
(I.R.S. Employer Identification No.)
Bahnhofstrasse 45, CH-8098 Zurich,
Switzerland, +41-44-234 11 11 and
Aeschenvorstadt 1, CH-4051 Basel,
Switzerland, +41-61-288 20 20
(Address and telephone number of Registrant’s principal executive offices)

James E. Odell, Esq.
General Counsel, The Americas
UBS AG
299 Park Avenue • New York, New York 10171 • Telephone: 212-821-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Rebecca J. Simmons, Esq.
Sullivan & Cromwell LLP
125 Broad Street • New York, NY 10004-2498 • 212-558-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐___
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

Amount to be registered/
Proposed maximum offering price per unit/
Title of each class of	Proposed maximum offering price/
securities to be registered	Amount of registration fee
Ordinary shares, par value of CHF 0.10 per share
Tradable entitlements, entitling the holder to receive ordinary shares	(1)(2)
Tradable rights, entitling the holder to purchase ordinary shares

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered to be offered from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(2)	This registration statement also covers an indeterminate amount of the registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by UBS AG and its affiliates.

UBS AG
Ordinary Shares
Tradable Entitlements
Tradable Rights
     UBS AG from time to time may offer to sell ordinary shares, par value CHF 0.10 per share, tradable entitlements to receive ordinary shares, and tradable rights to purchase ordinary shares. The ordinary shares of UBS AG are listed on the SWX Swiss Exchange and traded on SWX Europe Limited (formerly virt-x Exchange Limited), the New York Stock Exchange and the Tokyo Stock Exchange, and trade on the New York Stock Exchange under the ticker symbol “UBS.”
     UBS may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to acquirers, on a continuous or delayed basis.
     The specific terms of any securities to be offered will be described in a supplement to this prospectus.
     Investing in our securities involves risks. Please see the risk factors set forth in our Annual Report on Form 20-F for the year ended December 31, 2007, and in other reports incorporated herein by reference. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April •, 2008.

ANNEX D
Available Information
     UBS AG files periodic reports and other information with the SEC. You may read and copy any document that UBS AG files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information about issuers like UBS AG that file electronically with the SEC.
     We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of UBS AG, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
     The address and telephone number of UBS AG’s two registered offices and principal places of business are: Bahnhofstrasse 45, CH-8098 Zurich, Switzerland, telephone +41-44-234 11 11; and Aeschenvorstadt 1, CH-4051 Basel, Switzerland, telephone +41-61-288 20 20.
Incorporation of Certain Information by Reference
     The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that:
•	the incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC from time to time will automatically be considered to update and supersede the information in this prospectus.
     We incorporate by reference into this prospectus:
•	UBS AG’s Annual Report on Form 20-F for the year ended December 31, 2007, which UBS AG filed with the SEC on March 18, 2008, and the amendment to that report on Form 20-F/A, which UBS AG filed with the SEC on March 20, 2008;

•	UBS AG’s submission on Form 6-K, which UBS AG submitted to the SEC on April 1, 2008.
     All subsequent reports that UBS AG files on Form 20-F under the Securities Exchange Act prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus. We may also incorporate any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering if the Form 6-K specifically states that it is incorporated by reference into this prospectus or into registration statements that UBS AG files with the SEC.
     Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any such subsequent document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.
     You may request a copy, at no cost, of any or all of the documents that are incorporated by reference into this prospectus, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

UBS AG
Investor Relations G41B
P.O. Box
CH-8098 Zurich
Switzerland
Phone: 011-41-1-234 41 00
Fax: 011-41-1-234 34 15
E-mail: SH-investorrelations@ubs.com
Internet: http://www.ubs.com/investor-relations
Use of Proceeds
     We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
Validity of the Securities
     In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for UBS AG by Homburger AG and for any underwriters or agents by counsel named in the applicable prospectus supplement.
Experts
     The consolidated financial statements of UBS AG appearing in UBS AG’s Annual Report on Form 20-F for the year ended December 31, 2007 (including the schedules appearing therein), and the effectiveness of UBS AG’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their reports thereon, included therein and in the amendment to that report on Form 20-F/A, and incorporated herein by reference. Such consolidated financial statements and UBS AG management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
Information Not Required in Prospectus
Item 8. Indemnification of Directors and Officers
     Under Swiss law, directors and senior officers acting in violation of their statutory duties — whether dealing with bona fide third parties or performing any other acts on behalf of the corporation — may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.
     Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.
     Because UBS AG is a Swiss company headquartered in Switzerland, many of the directors and officers of UBS AG are residents of Switzerland and not the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:
•	effect service within the U.S. upon UBS AG and the directors and officers of UBS AG located outside the U.S.,

•	enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts,

•	enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S., and

•	enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.
     The UBS AG articles of association do not contain provisions regarding the indemnification of directors and officers but UBS has adopted an internal policy under which directors and officers are entitled to be indemnified against liabilities arising from acts or omissions reasonably believed to be in good faith and in the best interests of the employing entity.
     According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.
     UBS AG maintains directors’ and officers’ insurance for its directors and officers.
Item 9. Exhibits

Exhibit		Incorporated by Reference to Filings
No.	Description	Indicated

1.1	Underwriting Agreement with respect to the tradable rights and related ordinary shares	*

Exhibit		Incorporated by Reference to Filings
No.	Description	Indicated

4.1	Articles of Association of UBS AG	Annual Report on Form 20-F for the year ended December 31, 2007, Exhibit 1.1

4.1	Instruments evidencing the tradable entitlements	*

4.2	Instruments evidencing the tradable rights	*

5.1	Opinion of Homburger AG	**

23.1	Consent of Ernst & Young Ltd.	**

23.2	Consent of Homburger AG (included in Exhibit 5.1).

24.1	Power of Attorney	**

*	To be filed as an exhibit to a report on Form 6-K and incorporated herein by reference.

**	Filed herewith.
Item 17. Undertakings
     The undersigned Registrant hereby undertakes:
     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
     That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on the 8th day of April, 2008.

UBS AG
By:	/s/ Louis Eber
	Name:	Louis Eber
	Title:	Managing Director

By:	/s/ Niall O’Toole
	Name:	Niall O’Toole
	Title:	Executive Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Marcel Rohner	Group Chief Executive Officer (principal executive officer and principal financial officer)	April 8, 2008

* Marco Suter	Group Chief Financial Officer (principal financial officer and principal accounting officer)	April 8, 2008

* Marcel Ospel	Chairman and Member of Board of Directors	April 8, 2008

* Stephan Haeringer	Executive Vice Chairman and Member of Board of Directors	April 8, 2008

Ernesto Bertarelli	Member of Board of Directors	April , 2008

*

Gabrielle Kaufmann-Kohler	Member of Board of Directors	April 8, 2008

*

Sergio Marchionne	Member of Board of Directors	April 8, 2008

*

Rolf A. Meyer	Member of Board of Directors	April 8, 2008

Signature	Title	Date

*

Helmut Panke	Member of Board of Directors	April 8, 2008

*

Peter Spuhler	Member of Board of Directors	April 8, 2008

*

Peter R. Voser	Member of Board of Directors	April 8, 2008

*

Lawrence A. Weinbach	Member of Board of Directors	April 8, 2008

*

Joerg Wolle	Member of Board of Directors	April 8, 2008

* By:	/s/ Louis Eber

Louis Eber, Managing Director, as attorney-in-fact